Exhibit 99.1

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
www.lilly.com	U.S.A.
Date: July 22, 2010

For Release:	Immediately
Refer to:	(317) 276-5795 — Mark E. Taylor (Media)
(317) 655-6874 — Philip Johnson (Investors)
Lilly Reports Strong Second-Quarter 2010 Results
•	Nine percent revenue growth driven by higher volume continues strong trend for the year.

•	21 percent of Q2 revenue invested in R&D to advance pipeline of nearly 70 potential new medicines in clinical development.

•	Ongoing cost-containment efforts support double-digit growth in operating income.

•	Q2 earnings per share grow to $1.22 (reported), or $1.24 (non-GAAP).

•	2010 earnings per share guidance range raised to $4.44 to $4.59 (reported), or $4.50 to $4.65 (non-GAAP), following strong first-half results.
Eli Lilly and Company (NYSE: LLY) today announced financial results for the second quarter of 2010.

	Second Quarter
$ in millions, except per share data	2010	2009	% Growth
Total Revenue — Reported	$5,748.7	$5,292.8	9%
Net Income — Reported	1,348.9	1,158.5	16%
EPS — Reported	1.22	1.06	15%

Net Income — non-GAAP	1,366.9	1,226.7	11%
EPS — non-GAAP	1.24	1.12	11%
Financial results for 2010 and 2009 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results exclude the items described in the reconciliation tables. The non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2010 financial guidance is also being provided on both a reported and a non-GAAP basis.

“Lilly continued to deliver solid financial results in the second quarter, driven by volume-based revenue gains and ongoing cost-containment efforts that resulted in double-digit earnings growth,” said John C. Lechleiter Ph.D., Lilly’s chairman and chief executive officer. “We’re pleased with these results and the opportunities they create. This strong financial performance enables us to fund our R&D pipeline of nearly 70 clinical stage assets and make strategic acquisitions in order to deliver an increased number of innovative medicines to patients in the future.”
Key Events Over the Last Three Months
•	The company signed a definitive merger agreement to acquire Alnara Pharmaceuticals, Inc., a privately-held company developing protein therapeutics for the treatment of metabolic diseases. Alnara’s lead product in development is liprotamase, a non-porcine pancreatic enzyme replacement therapy (PERT). Liprotamase is under review by the U.S. Food and Drug Administration for the treatment of exocrine pancreatic insufficiency (EPI).

•	The company signed a development and exclusive license agreement with Marcadia Biotech, Inc. for Marcadia’s short-acting glucagon program, covering glucagon analogs that may provide greater convenience and ease-of-use for the treatment of severe hypoglycemia. The program includes MAR531, a glucagon analog that is in preclinical development.

•	The company, along with its partners Amylin Pharmaceuticals, Inc. and Alkermes, Inc., announced that the U.S. Food and Drug Administration (FDA) classified the Bydureon™ complete response as a Class 2 resubmission and assigned a new Prescription Drug User Fee Act (PDUFA) action date of October 22, 2010.

•	The company, along with its partner, Kowa Pharmaceuticals America Inc., announced the launch of Livalo® in the United States. Livalo is indicated for adults as an adjunctive therapy to diet for the treatment of primary hyperlipidemia or mixed dyslipidemia.

•	The company announced a new partnership with Walmart to provide a co-branded insulin product for people with diabetes. Beginning in mid-September, Lilly’s Humulin® brand of biosynthetic human insulin will be available in Walmart pharmacies across the U.S. under the dual-branded name Humulin® ReliOn®.

Second-Quarter Reported Results
In the second quarter of 2010, worldwide total revenue was $5.749 billion, an increase of 9 percent compared with the second quarter of 2009. This 9 percent revenue growth was comprised of an increase of 5 percent due to higher volume, 2 percent due to higher prices and 1 percent due to the impact of foreign exchange rates (numbers do not add due to rounding). Total revenue in the U.S. increased 8 percent to $3.262 billion due to higher prices and, to a lesser extent, increased volume. Total revenue outside the U.S. increased 9 percent to $2.487 billion due to increased demand and, to a lesser extent, the favorable impact of foreign exchange rates outside the Euro zone, partially offset by lower prices. Second-quarter 2010 total revenue was reduced by approximately $70 million due to the impact of U.S. health care reform.
Gross margin increased 9 percent, in-line with total revenue growth. Gross margin as a percent of total revenue was 82.2 percent, which was essentially flat compared to the second quarter of 2009.
Marketing, selling and administrative expenses increased 3 percent compared with the second quarter of 2009, to $1.755 billion. The increase was driven by higher marketing and selling expenses outside the U.S., partially offset by lower administrative expenses and company-wide cost containment efforts. Research and development expenses were $1.187 billion, or 21 percent of total revenue. Compared with the second quarter of 2009, research and development expenses grew 14 percent due primarily to increased costs of late-stage clinical trials and associated development milestones. Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, increased 7 percent compared with the second quarter of 2009.
In the second quarter of 2010, the company recognized a charge of $27.3 million for restructuring primarily related to severance and other related costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In the second quarter of 2009, the company incurred a special pretax charge of $105.0 million in connection with the settlement of several states’ litigation claims involving Zyprexa.
Operating income in the second quarter of 2010 increased 18 percent to $1.755 billion, compared to the second quarter of 2009 due to revenue growing at a faster rate than cost of sales and operating expense, as well as lower asset impairments, restructuring and other special charges.

Other income (expense) improved $5.7 million, to a net expense of $18.4 million, primarily due to lower net interest expense.
The effective tax rate was 22.3 percent in the second quarter of 2010, compared with an effective tax rate of 21.1 percent in the second quarter of 2009, due to the expiration of the R&D tax credit in the U.S. at the end of 2009.
Net income and earnings per share increased to $1.349 billion and $1.22, respectively, compared with second-quarter 2009 net income of $1.159 billion and earnings per share of $1.06.
Second-Quarter non-GAAP Results
Operating income increased 12 percent to $1.782 billion, due to revenue growing at a higher rate than operating expenses. The effective tax rate was 22.5 percent, up from 22.0 percent in the second quarter of 2009. Net income and earnings per share both increased 11 percent to $1.367 billion and $1.24, respectively. Excluding the impact of changes in foreign exchange rates, operating income and earnings per share would have increased approximately 9 percent and 8 percent, respectively.
For purposes of non-GAAP reporting, items totaling $.02 and $.06 per share for the second quarters of 2010 and 2009, respectively, have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Second Quarter
	2010	2009	% Growth
Earnings per share (reported)	$1.22	$1.06	15%
Charge related to Zyprexa litigation	—	.06
Restructuring charges	.02	—

Earnings per share (non-GAAP)	$1.24	$1.12	11%

Year-to-Date Results
For the first six months of 2010, worldwide total revenue increased 9 percent to $11.234 billion, compared with the same period in 2009. Reported net income and earnings per share were $2.597 billion and $2.35, respectively. Net income and earnings per share, on a non-GAAP basis, were $2.664 billion and $2.41, respectively.

For purposes of non-GAAP reporting, items totaling $.06 per share for the first six months of both 2010 and 2009 have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Year-to-date
	2010	2009	% Growth
Earnings per share (reported)	$2.35	$2.25	4%
Charge related to Zyprexa litigation	—	.06
In-process research and development charge associated with Acrux licensing agreement	.03	—
Restructuring charges	.03	—

Earnings per share (non-GAAP)	$2.41	$2.31	4%

Revenue Highlights — Reported

	Second Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
(Dollars in millions)	2010	2009	2009	2010	2009	2009
Zyprexa®	$1,262.9	$1,203.2	5%	$2,477.9	$2,326.2	7%
Cymbalta®	867.7	744.4	17%	1,670.9	1,453.7	15%
Alimta®	551.8	385.3	43%	1,079.2	720.6	50%
Humalog®	504.6	477.5	6%	1,011.0	928.0	9%
Cialis®	418.7	363.6	15%	827.0	722.4	14%
Gemzar®	293.4	353.2	(17)%	581.2	721.0	(19)%
Humulin	265.2	248.1	7%	523.0	488.7	7%
Evista®	259.5	251.3	3%	501.1	508.2	(1)%
Forteo®	209.6	203.3	3%	404.1	390.7	3%
Strattera®	147.1	142.8	3%	293.5	301.7	(3)%
Total Revenue	$5,748.7	$5,292.8	9%	$11,234.2	$10,339.8	9%
Zyprexa
In the second quarter of 2010, Zyprexa sales totaled $1.263 billion, an increase of 5 percent compared with the second quarter of 2009. U.S. sales of Zyprexa increased 10 percent to $638.2 million, driven by higher prices, partially offset by lower demand. Zyprexa sales in international markets increased 1 percent, to $624.7 million, driven by the favorable impact of foreign exchange rates and higher demand, offset by lower prices.
Cymbalta
For the second quarter of 2010, Cymbalta generated $867.7 million in sales, an increase of 17 percent compared with the second quarter of 2009. U.S. sales of Cymbalta increased 14 percent, to $707.9 million, driven by higher prices and higher volume. Sales outside the U.S. were $159.8 million, an increase of 30 percent, driven by higher demand, including recent launches in Japan and Canada.
Alimta
For the second quarter of 2010, Alimta generated sales of $551.8 million, an increase of 43 percent compared with the second quarter of 2009. U.S. sales of Alimta increased 28 percent, to $253.6 million, due to increased demand. Sales outside the U.S. increased 60 percent, to $298.3 million, due to increased demand. Demand outside the U.S. was favorably impacted by the approval in the second quarter of 2009 of the non-small cell lung cancer indication in Japan.
Humalog
For the second quarter of 2010, worldwide Humalog sales increased 6 percent, to $504.6 million. Sales in the U.S. increased 3 percent to $299.7 million, driven by higher volume, partially offset by lower net effective selling prices. Sales outside the U.S. increased 10 percent to $205.0 million, driven by higher demand and, to a lesser extent, the favorable impact of foreign exchange rates.
Cialis
Cialis sales for the second quarter of 2010 increased 15 percent to $418.7 million. U.S. sales of Cialis were $165.2 million in the second quarter, an 11 percent increase compared with the second quarter of 2009, driven primarily by higher prices and higher volume. Sales of Cialis outside the U.S. increased 18 percent, to $253.5 million, driven primarily by increased demand.
Gemzar
Gemzar sales totaled $293.4 million in the second quarter of 2010, a decrease of 17 percent from the second quarter of 2009. Sales in the U.S. decreased 3 percent, to $189.8 million, due to lower net effective selling prices. Sales outside the U.S. decreased 34 percent, to $103.6 million, due to lower demand and lower prices as a result of the entry of generic competition in most major markets.
Humulin
Worldwide Humulin sales increased 7 percent in the second quarter of 2010, to $265.2 million. U.S. sales increased 21 percent to $115.3 million, driven by increased prices and, to a lesser extent, increased demand. Sales outside the U.S. decreased 2 percent, to $150.0 million, driven by lower prices, partially offset by the favorable impact of foreign exchange rates.
Evista
Evista sales were $259.5 million in the second quarter of 2010, a 3 percent increase compared with the second quarter of 2009. U.S. sales of Evista increased 4 percent to $175.6 million, as a result of higher prices, partially offset by lower demand. Sales outside the U.S. increased 1 percent to $83.9 million, driven by the favorable impact of foreign exchange rates, offset by lower demand.
Forteo
Second-quarter sales of Forteo were $209.6 million, a 3 percent increase compared with the second quarter of 2009. U.S. sales of Forteo remained flat, at $131.4 million as higher net effective selling prices were offset by lower demand. Sales outside the U.S. increased 10 percent, to $78.2 million, due primarily to higher demand.
Strattera
During the second quarter of 2010, Strattera generated $147.1 million of sales, an increase of 3 percent compared with the second quarter of 2009. U.S. sales decreased 5 percent to $100.4 million, due to decreased demand, partially offset by higher net effective selling prices. Sales outside the U.S. increased 26 percent, to $46.7 million, driven by increased demand. Demand outside the U.S. was favorably impacted by the 2009 launch in Japan.

Byetta®
Lilly recognizes in revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the second quarter of 2010, Lilly recognized total revenue of $106.9 million for Byetta, a decrease of 7 percent.
Worldwide sales of Byetta were $178.8 million in the second quarter of 2010, a 13 percent decrease compared with the second quarter of 2009, due to competitive pressures in the U.S. and German markets. U.S. sales of Byetta decreased 20 percent to $140.7 million compared with the second quarter of 2009, while sales of Byetta outside the U.S. grew 24 percent to $38.1 million.
Erbitux®
Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the second quarter of 2010, Lilly recognized total revenue of $103.8 million for Erbitux, an increase of 4 percent.
Effient™
Worldwide Effient sales were $22.9 million in the second quarter of 2010, up from $8.8 million in the first quarter of 2010. U.S. Effient sales were $16.3 million. Sales outside the U.S. were $6.6 million.
Animal Health
Worldwide sales of animal health products in the second quarter of 2010 were $324.2 million, an increase of 18 percent compared with the second quarter of 2009. U.S. sales grew 20 percent, to $185.0 million, primarily due to higher demand. Sales outside the U.S. increased 15 percent, to $139.1 million, driven by increased demand and the favorable impact of foreign exchange rates.

2010 Financial Guidance
Following strong performance in the first six months of 2010, the company has raised its 2010 earnings per share guidance to a range of $4.44 to $4.59 on a reported basis and $4.50 to $4.65 on a non-GAAP basis, excluding potential restructuring charges primarily related to severance and other related costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. The company has also revised certain other elements of its full-year 2010 financial guidance.
2010 Earnings Per Share Expectations:

	2010	2009
	Expectations	Results	% Growth
Earnings per share (reported)	$4.44 to $4.59	$3.94	13% to 16%
Charges related to Zyprexa litigation	—	.13
Asset impairments and restructuring charges	.03	.29
In-process research and development charge associated with Acrux (2010) and Incyte (2009) licensing agreements	.03	.05
Earnings per share (non-GAAP)	$4.50 to $4.65	$4.42	2% to 5%

Numbers in the 2009 column do not add due to rounding.
The company still expects volume-driven revenue growth in the mid-single digits, driven primarily by Alimta, Cymbalta, Humalog, Cialis and Effient.
The company now anticipates that gross margin as a percent of revenue will be flat to increasing. Excluding the effect of foreign exchange rates on international inventories sold, the company still expects gross margin as a percent of revenue to increase.
Marketing, selling and administrative expenses are now projected to grow in the low-single digits while research and development expenses are still projected to grow in the low-double digits.
Other income is still expected to be a net expense of between $50.0 and $100.0 million, and the tax rate is still expected to be approximately 23 percent.

Cash flows are expected to be sufficient to fund capital expenditures now estimated at less than $900 million, as well anticipated business development activity and the company’s dividend.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2010 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through August 20, 2010.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed April 2010 and Form 10-K filed February 2010. The company undertakes no duty to update forward-looking statements.
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Alimta® (pemetrexed, Lilly)
Bydureon™ (exenatide for extended-release injectable suspension, Amylin Pharmaceuticals)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
EffientTM (prasugrel, Lilly)
Erbitux® (cetuximab, ImClone Systems, Lilly)
Evista® (raloxifene hydrochloride, Lilly)

Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Livalo® (pitavastatin, Kowa Pharmaceuticals America Inc.)
Strattera® (atomoxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	June 30, 2010	December 31, 2009
Worldwide Employees	39,200	40,360

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2010	2009	% Chg.	2010	2009	% Chg.
Total Revenue	5,748.7	5,292.8	9%	11,234.2	10,339.8	9%

Cost of sales	1,023.9	947.4	8%	2,146.4	1,763.8	22%
Research and development	1,187.2	1,040.4	14%	2,226.3	1,987.7	12%
Marketing, selling and administrative	1,755.4	1,708.2	3%	3,369.8	3,237.4	4%
Acquired in-process research and development	—	—	NM	50.0	—	NM
Asset impairments, restructuring and other special charges	27.3	105.0	(74)%	53.5	105.0	(49)%

Operating income	1,754.9	1,491.8	18%	3,388.2	3,245.9	4%

Net interest income (expense)	(36.5)	(45.5)		(73.5)	(105.7)
Net other income (expense)	18.1	21.4		129.6	10.9

Other income (expense)	(18.4)	(24.1)	(24)%	56.1	(94.8)	NM
Income before income taxes	1,736.5	1,467.7	18%	3,444.3	3,151.1	9%
Income taxes	387.6	309.2	25%	847.3	679.5	25%

Net income	$1,348.9	$1,158.5	16%	$2,597.0	$2,471.6	5%

Earnings per share – basic	$1.22	$1.06	15%	$2.35	$2.25	4%

Earnings per share – diluted	$1.22	$1.06	15%	$2.35	$2.25	4%

Dividends paid per share	$.49	$.49	0%	$.98	$.98	0%
Weighted-average shares outstanding (thousands) – basic	1,103,782	1,097,184		1,103,817	1,097,195
Weighted-average shares outstanding (thousands) – diluted	1,103,807	1,097,213		1,103,843	1,097,226
NM – not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — Non-GAAP
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2010(a)	2009(b)	% Chg.	2010(a)	2009(b)	% Chg.
Total Revenue	5,748.7	5,292.8	9%	11,234.2	10,339.8	9%

Cost of sales	1,023.9	947.4	8%	2,146.4	1,763.8	22%
Research and development	1,187.2	1,040.4	14%	2,226.3	1,987.7	12%
Marketing, selling and administrative	1,755.4	1,708.2	3%	3,369.8	3,237.4	4%

Operating income	1,782.2	1,596.8	12%	3,491.7	3,350.9	4%

Net interest income (expense)	(36.5)	(45.5)		(73.5)	(105.7)
Net other income (expense)	18.1	21.4		129.6	10.9

Other income (expense)	(18.4)	(24.1)	(24)%	56.1	(94.8)	NM

Income before income taxes	1,763.8	1,572.7	12%	3,547.8	3,256.1	9%
Income taxes	396.9	346.0	15%	883.3	716.3	23%

Net income	$1,366.9	$1,226.7	11%	$2,664.5	$2,539.8	5%

Earnings per share – basic	$1.24	$1.12	11%	$2.41	$2.31	4%

Earnings per share – diluted	$1.24	$1.12	11%	$2.41	$2.31	4%

Dividends paid per share	$.49	$.49	0%	$.98	$.98	0%
Weighted-average shares outstanding (thousands) – basic	1,103,782	1,097,184		1,103,817	1,097,195
Weighted-average shares outstanding (thousands) – diluted	1,103,807	1,097,213		1,103,843	1,097,226
NM – not meaningful

(a)	The second-quarter 2010 financial statements have been adjusted to eliminate restructuring charges of $27.3 million (pretax), or $0.02 (after-tax). The year-to-date 2010 financial statements have been adjusted to eliminate total restructuring charges of $53.5 million (pretax), or $0.03 (after-tax). These charges are primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the year-to-date 2010 financial statements have been adjusted to eliminate a charge of $50.0 million (pretax), or $0.03 per share (after-tax), for acquired in-process research and development associated with the in-licensing agreement with Acrux Ltd.

(b)	The second quarter and year-to-date 2009 financial statements have been adjusted to eliminate a special pretax charge of $105.0 million, or $0.06 per share (after-tax), in connection with several states’ litigation claims involving Zyprexa.